EXHIBIT 99.5

DELEGATION OF SIGNING AUTHORITY

ANNUAL AUDITS AND SPECIAL EXAMINATION OPINIONS

DEC 2014 - DEC 2015

Notes

1.	This delegation becomes effective as of the date of the Auditor General’s signature except as noted in the delegation.

2.	This delegation replaces all previous delegations of signing authority.

3.	Assistant auditors general named in this delegation instrument have authority to sign an auditor’s report in their group where the signatory identified is below the level of assistant auditor general.

4.	Assistant auditors general named in this delegation instrument shall sign any special examination opinion where the signatory identified is below the level of assistant auditor general.

5.

Assistant auditors general named in this delegation instrument have authority to sign an auditor’s report or special examination opinion in their group where signing authority has not been delegated to a principal and the Auditor General is absent or unable to act. Notwithstanding this delegation of authority, only the Auditor General may sign the auditor’s report on the financial statements of Canada (including the condensed financial statements).

6.	The following assistant auditors general have authority to sign a “consent letter” to authorize distribution of a previously signed auditor’s report to a securities regulator:

Clyde MacLellan - Canada Mortgage and Housing Corporation

Clyde MacLellan - Public Sector Pension Investment Board

Clyde MacLellan - Export Development Canada

Clyde MacLellan - Farm Credit Canada

Maurice Laplante - Business Development Bank of Canada

7.	Clyde MacLellan is delegated authority to sign a “Bring down letter”, a “Comfort Letter” and a “Consent Letter” in relation to any securities offering of the Public Sector Pension Investment Board.

/s/ Michael Ferguson
Michael Ferguson, CPA, CA
FCA (New Brunswick)

December 23, 2014

Date